Pricing supplement No. 821C To product supplement C dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 2, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,072,000          90% Principal Protected Notes Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return due September 8, 2014

General
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The notes are designed for investors who seek a return linked to the potential appreciation of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”).  Investors should be willing to forgo any interest payments, and to lose up to 10% of their investment if the Index level declines during the term of the notes. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

•	Senior unsecured obligations of Deutsche Bank AG due September 8, 2014.
•	Minimum denominations of $1,000 (“Principal Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes priced on March 2, 2010 (the “Trade Date”) and are expected to settle three business days later on March 5, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Term:	4.5 years
Issue Price:	100% of the Principal Amount
Index:	Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (Ticker: DBCMBTVE)
Payment at Maturity:
At maturity, you will be entitled to receive a payment in cash per $1,000 note Principal Amount, calculated as follows:
•    if the Index Return is greater than -10%:
Principal Amount + (Principal Amount x Index Return);
•     if the Index Return is less than or equal to -10%:
Minimum Payment Amount;
You could lose up to 10% of your initial investment in the notes if the Final Index Level is less than the Initial Index Level. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

Index Return:	Final Index Level – Initial Index Level Initial Index Level
Minimum Payment Amount:	$900.00, equal to 90% of the Principal Amount
Initial Index Level:	287.75, the Index closing level on the Trade Date
Final Index Level:	The Index closing level on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event†.
Trade Date:	March 2, 2010
Final Valuation Date:	September 3, 2014, subject to postponement in the event of a Market Disruption Event† or acceleration in the event of a Hedging Disruption Event†.
Maturity Date:	September 8, 2014, subject to postponement in the event of a Market Disruption Event† or acceleration in the event of a Hedging Disruption Event†.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 2U 6
ISIN:	US2515A02U63

† As described under “Description of Notes – Adjustments to Valuation Dates for Commodity Based Underlyings or Basket Components” and “Description of Notes – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$7.50	$992.50
Total	$2,072,000.00	$15,540.00	$2,056,460.00
(1)
For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement. The notes will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 note Principal Amount.

The agents for this offering are our affiliates. For more information, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$2,072,000.00	$147.73

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

March 2, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with product supplement C dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200565/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity of the Notes Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical payment amount at maturity for each $1,000 Principal Amount of notes for a hypothetical range of performance for the Index and uses the Initial Index Level of 287.75. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual payments at maturity applicable to a purchaser of the notes will be determined by the Final Index Level on the Final Valuation Date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Index Level	Hypothetical Index Return	Payment at Maturity	Total Return
575.50	100.00%	$2,000.00	100.00%
546.73	90.00%	$1,900.00	90.00%
517.95	80.00%	$1,800.00	80.00%
489.18	70.00%	$1,700.00	70.00%
460.40	60.00%	$1,600.00	60.00%
431.63	50.00%	$1,500.00	50.00%
402.85	40.00%	$1,400.00	40.00%
374.08	30.00%	$1,300.00	30.00%
345.30	20.00%	$1,200.00	20.00%
316.53	10.00%	$1,100.00	10.00%
302.14	5.00%	$1,050.00	5.00%
287.75	0.00%	$1,000.00	0.00%
280.56	-2.50%	$975.00	-2.50%
273.36	-5.00%	$950.00	-5.00%
266.17	-7.50%	$925.00	-7.50%
258.98	-10.00%	$900.00	-10.00%
230.20	-20.00%	$900.00	-10.00%
201.43	-30.00%	$900.00	-10.00%
172.65	-40.00%	$900.00	-10.00%
143.88	-50.00%	$900.00	-10.00%
115.10	-60.00%	$900.00	-10.00%
86.33	-70.00%	$900.00	-10.00%
57.55	-80.00%	$900.00	-10.00%
28.78	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 287.75 to the Final Index Level of 345.30, resulting in an Index Return of 20%. Because the Final Index Level is greater than the Initial Index Level, the investor receives a Payment at Maturity of $1,200.00 per $1,000 note Principal Amount, calculated as follows:

Payment at Maturity = Principal Amount + (Principal Amount x Index Return)

$1,000.00 + ($1,000 x 20%) = $1,200.00

Example 2: The level of the Index decreases from the Initial Index Level of 287.75 to the Final Index Level of 273.36, resulting in an Index Return of -5%. Because the Final Index Level is less than the Initial Index Level,  but the Index Return is greater than -10%, the investor receives a Payment at Maturity of $950.00 per $1,000 note Principal Amount, calculated as follows:

Payment at Maturity = Principal Amount + (Principal Amount x Index Return)

$1,000.00 + ($1,000 x -5%) = $950.00

Example 3: The level of the Index decreases from the Initial Index Level of 287.75 to the Final Index Level of 230.20, resulting in an Index Return of -20%. Because the Final Index Level is less than the Initial Index Level, and the Index Return is less than -10%, the investor receives a Payment at Maturity of $900.00 per $1,000 note Principal Amount, the Minimum Payment Amount on the notes.

Selected Purchase Considerations

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PARTIAL PROTECTION — You will be entitled to receive at least 90% of the Principal Amount of your notes if you hold the notes to maturity, regardless of the performance of the Index. You should be willing to lose up to 10% of your initial investment if the Final Index Level is less than the Initial Index Level. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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UNCAPPED APPRECIATION POTENTIAL — The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER-DOW JONES-UBS 14 TV INDEXTM EXCESS RETURN — The return on the notes, which may be positive or negative, is based on the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return.

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return is a target volatility index and it seeks to achieve a 14% target volatility level in the Deutsche Bank Commodity Booster - Dow Jones-UBS IndexSM (the “Base Index”) based on the realized volatility of the Base Index over a defined period. The Base Index represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™.

This section is a summary only of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return.  For more information on the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return including a description of the Base Index, the optimum yield methodology and the DJUBS Index, see the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return” in this pricing supplement.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, (212) 250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the contingent payment, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, the Base Index or any of the Base Index Constituents. You should consider carefully the following discussion of risks together with the risk factors contained in the accompanying product supplement, prospectus supplement and prospectus before you decide that an investment in the notes is suitable for you.

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THE NOTES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY — Your return on the notes will depend on whether and the extent to which the Final Index Level is greater than the Initial Index Level. If the Final Index Level is less than the Initial Index Level, then the amount you will receive at maturity will be less than the Principal Amount, and you will lose 1% of your initial investment for every 1% that the Final Index Level is less than the Initial Index Level, up to a maximum loss of 10%. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

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THE YIELD ON THE NOTES MAY BE NEGATIVE AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — If the Final Index Level is less than the Initial Index Level, you will lose some of your initial investment. Even if the Index Return is positive, the return on the notes at maturity may not be sufficient to compensate you for any opportunity cost, taking into account inflation over the term of the notes and other factors relating to the time value of money.

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THE NOTES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the value of the notes. The Payment at Maturity on the notes, including any payment of the Minimum Payment Amount, is subject to the creditworthiness of the Issuer.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index seeks to achieve a realized volatility of 14% in the Base Index, and adjustments are made to the level of participation of the Index in the Base Index based on the historical realized volatility of the Base Index.  The realized volatility of the Base Index could differ significantly from its historical realized volatility. It is therefore possible for the Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of the Index and consequently on the return on the notes.

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THE BASE INDEX IS SUBJECT TO STRATEGY RISK — The Base Index reflects a strategy that seeks to outperform the DJUBS Index by employing a rules-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Base Index rolls to the relevant new futures contracts (from the list of tradable futures contracts which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield (“Optimal Roll Yield Strategy”). The Base Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices).  The Optimal Roll Yield Strategy may not be successful, and the levels of the Base Index, and therefore the levels of the Index, may decrease.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE BASE INDEX CONSTITUENTS — As an owner of the notes, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Base Index may have.

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THE INDEX AND ITS BASE INDEX HAVE VERY LIMITED PERFORMANCE HISTORY — Publication of the Index began on August 8, 2009, and publication of its Base Index began on February 27, 2008. Therefore, the Index and the Base Index have very limited performance history, and no actual investment that allowed tracking of the performance of the Index or its Base Index was possible before these respective dates.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Base Index and, therefore, the levels of the Index and the value of your notes.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Base Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes. The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on the notes early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Notes – Commodity Hedging Disruption Events for a Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your notes, the issue price of the notes includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the notes through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. This may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the notes in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the notes declines.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which DBSI is willing to buy the notes.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF THE INDEX AND THE BASE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the notes, the Calculation Agent for the notes and the sponsor of the Index and the Base Index (the “Index Sponsor”). We, as the Index Sponsor, will determine whether there has been a Market Disruption Event with respect to the Index or its Base Index. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the Index or the Base Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and the Base Index, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the Index and its Base Index in the event the regular means of determining such Index is unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes, the Index and the Base Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes and the levels of the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the notes and the sponsor of the Index may affect the amount you receive at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index and/or the Base Index, investment strategies reflected by the Index, the Base Index or any underlying components of the Base Index (or various contracts or products related to the Index or Base Index or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the Index levels and, therefore, the value of the notes or the potential payout on the notes.  Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Index and the Base Index and, consequently, the value of the notes.

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THE VALUE OF THE NOTES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Index on any day will affect the value of the notes than any other single factor. While the value of the notes in the secondary market should vary in proportion to changes in the levels of the Index, the value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the levels of the Base Index;

•	trends of supply and demand for the constituents of the Base Index (“Base Index Constituents”);

•	geopolitical conditions and economic, financial, political, regulatory judicial events that affect the Base Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the notes;

•	the volatility of, the correlation among, the prices of each Base Index Constituent;

•	the expected volatility of the Index and the Base Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE BASE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Base Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Base Index Constituents changes, the value of the notes may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL BASE INDEX CONSTITUENT — The return on your investment in the notes could be less than the return on an alternative investment with similar risk characteristics, even if some of the Base Index Constituents have generated significant returns. The levels of the Base Index Constituents also may move in different directions at different times compared to each other, and underperformance by one or more of the Base Index Constituents will reduce the performance of the Base Index and the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Base Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Base Index, and consequently the levels of the Base Index and the Index and the value of your notes in varying ways, and different factors may cause the values of the Base Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE BASE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE BASE INDEX AND THE INDEX – As the futures contracts that underlie the Base Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2010 may specify a January 2012 expiration. As that contract nears expiration, it may be replaced by selling the January 2012 contract and purchasing the contract expiring in March 2012. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2012 contract would take place at a price that is higher than the price at which the March 2012 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Base Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and the Base Index and, accordingly, decrease the value of your notes. Conversely, some futures contracts included in the Base Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and the Base Index and, accordingly, decrease the value of your notes.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Base Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Base Index could be adversely affected and thus have an adverse effect on your Payment at Maturity.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodities are affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

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THE COMMODITY PRICES REFLECTED IN THE BASE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Base Index may be produced in emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Base Index and, consequently, the levels of the Index and the return on your investment.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDEX IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing levels of the Base Index and, therefore, on the levels of the Index and the return on your notes. Limited liquidity relating to the commodities included in the Base Index may also result in the Index Sponsor being unable to determine the levels of the Index or Base Index using its normal means.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index, including on the Final Valuation Date, which would affect your Payment at Maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

General

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM, the Base Index of the Index, based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Index was August 8, 2009.

The Index has been calculated back to a base date of November 28, 1997.  The level of the Index is calculated on an excess return basis (the “TV ER Closing Level”). The TV ER Closing Level was set equal to 100 on November 28, 1997.  The TV ER Closing Levels are quoted in U.S. Dollars.

The Index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Base Index. Whereas the Base Index has no controls for volatility, the Index dynamically controls the exposure to the Base Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum participation of the Index in the Base Index is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Index in the Base Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of March 2, 2010, the participation level of the Index in the Base Index was 83.38%.

The Base Index - the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Base Index are set forth below.

For each index constituent in the Base Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Base Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Base Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day.

The inception date of the Base Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Base Index

The table below shows those sub-indices included in the Base Index, as well as their respective weights within the Base Index, as of March 2, 2010.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	14.70%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	10.06%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	9.40%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	8.08%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	7.88%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	7.29%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.51%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	4.66%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.74%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.67%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	3.62%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	3.25%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	3.12%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	2.89%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.81%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	2.63%
DBLCI-OY KC (Coffee "C")	ICE Futures U.S.	DBLCYEKC Index	2.45%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	2.13%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.11%

Methodology of the Index

Participation in the Base Index

The level of notional participation of the Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Rebalancing Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). To calculate the Allocation on the Rebalancing Date, the Index Sponsor uses the ER Closing Level of the Base Index on the third-to-last Index Business Day of each calendar month (the “Calculation Date”).

An “Index Business Day” means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)   on which the exchange for each underlying commodities futures contract is open.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ER Closing Level of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ER Closing Level of the Base Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return Calculation

The Index Sponsor will calculate a closing level for the Index on an “excess return” basis. The excess return calculation reflects the daily percentage that the Base Index has changed as compared to its ER Closing Level on the last Rebalancing Date. This percentage change is weighted by the current Allocation of the Index to the Base Index. The minimum closing level for the Index is 0.

Subject to any Index Adjustment Event (as defined below), the TV ER Closing Level of the Index on each Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ER Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the ER Closing Level of the Base Index on such Index Business Day (as numerator) and (ii) the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:

Where:

“TV(t)” is the TV ER Closing Level of the Index for the relevant Index Business Day;

“TV (m(t))” is the TV ER Closing Level of the Index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ER Closing Level of the Base Index on the relevant Index Business Day; and

“Index (m(t))” means the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ER Closing Level

In calculating the TV ER Closing Level, the Index Sponsor will have regard to subsequent corrections to the ER Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ER Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ER Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) make such determinations and/or adjustments to the terms of this description of the Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined below) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11.00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means the index which will be deemed to be the Base Index for the purposes of determining the ER Closing Level if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine the TV ER Closing Level on any such Index Business Day; and/or
(ii)	defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ER Closing Level in respect of the Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

Publication of TV ER Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ER Closing Level on Bloomberg page DBCMBTVE <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV ER Closing Level published on Bloomberg page DBCMBTVE <Index> and the TV ER Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV ER Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by the Base Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas, Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Historical Information

The publication of the Index began on August 8, 2009.  The historical performance data below from August 8, 2009 through March 2, 2010 represent the actual performance of the Index. The historical performance data prior to August 8, 2009 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on March 2, 2010 was 287.75. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 8, 2009. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Index Level. We cannot give you assurance that the performance of the Index will result in any return beyond the Minimum Payment Amount.

Underwriting (Conflict of Interests)

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note Principal Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note Principal Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.